Fred Festa Chairman and Chief Executive Officer T +1 410.531.4574 F +1 410.531.4414 fred.festa@grace.com W. R. Grace & Co.-Conn. 7500 Grace Drive Columbia, MD 21044

September 24, 2014

Ms. Pamela K. Wagoner
7500 Grace Drive
Columbia, MD 21044

Dear Pamela,

As discussed, by mutual agreement between you and Grace, you will resign from your employment and your current position as Vice President and Chief Human Resources Officer, effective September 30, 2014.

From the date hereof through September 30, 2014, you will retain your title, but will transition your role as may be directed by me as we draw closer to your last day of employment. During the transition period, you will no longer have the authority to enter into any agreements or make any commitments or agreements regarding Grace without my prior approval, nor will any Grace employee report to you during the transition period.

Thereafter you will be entitled to the severance payment, the AICP bonus payment and the other benefits provided for herein, provided you agree to and sign the “Separation Agreement and General Release” which is attached (the “Release”). The terms contained in this letter and the Release supersede any prior employment agreement between you and Grace and, once the Release becomes effective, the terms of any prior employment agreement between you and Grace are no longer enforceable. Notwithstanding the foregoing, without the prior written consent of Grace, you agree that you will not at any time or in any manner (whether during or after your employment with Grace) use for your own benefit or purposes, or for the benefit or purposes of any other person or business, or disclose (except in the performance of duties as an employee of Grace or in providing other services to Grace) in any manner to any person or business, any proprietary information, trade secrets or information, data, know-how, or knowledge (including, but not limited to, information, data, know-how, or knowledge relating to purchasing, suppliers, sales, customers, market development programs, costs, products, apparatus, equipment, processes, formulae, research and development, or manufacturing methods, compositions, designs, or plans or employees) belonging to, or relating to, the affairs of Grace that is of a confidential nature. Information of a confidential nature shall not include information that is in or hereinafter enters the public domain through no fault of your own. You acknowledge and agree that Grace’s remedy at law for any breach of your obligations under this paragraph would be inadequate and agrees and consents that temporary and permanent injunctive relief may be granted in any proceedings which may be brought to enforce the provisions of either of such paragraphs, without the necessity of proof of actual damage.

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Severance Payment

Your severance entitlement will be $502,500 (i.e., the amount equal to 1.5 times your current annual base salary) provided you agree to and sign the attached Release), in accordance with your letter agreement dated June 19, 2009. Your severance entitlement will generally be governed by the terms of the Grace Severance Plan for Salaried Employees, except for the calculation of the amount of your severance entitlement.

As you know, you are a “specified employee” for purposes of section 409A of the Internal Revenue Code, and therefore, under your letter agreement, your severance cannot be fully paid in a lump sum at your termination. Therefore, you will receive your severance in installments in the form of continued salary payments for 18 months commencing October 1, 2014. Of course, once you receive an amount equal to your total severance entitlement, the payment of severance will cease.

Under the Severance Plan, payment of severance is contingent upon your agreeing to and signing, and not revoking, the Release.

Employee Benefits

As stated, until September 30, 2014, you will continue to be eligible to continue to participate in all employee benefit plans that are available to you as an active salaried employee in Columbia.

Your participation under the Savings and Investment Plan, Salaried Retirement Plan,
Short-term Disability Plan, Long-Term Disability Plan, and Business Travel Accident Insurance Plan, will cease as of September 30, 2014.

With respect to your entitlement to Grace-provided benefits during and after your severance payment period, you will be eligible for the same such benefits generally available to any other Grace salaried employee who receives severance under the Grace Severance Plan for Salaried Employees, including, during the severance pay period, basic life insurance and continued eligibility to participate in the Grace Dental Plan.

Compensation Programs

Annual Incentive Compensation Program (“AICP”) Bonus
You will be paid an AICP Bonus for 2014 (pro-rated for the portion of 2014 that you remain employed by Grace -- 3/4th of the year), at the same time such payments are made to other eligible Grace employees, expected in March 2015. The gross amount you will receive as an AICP bonus for 2014 will be $175,875 (which is 70% of your targeted 2014 AICP at “T100”, pro-rated for 3/4th of the year), regardless of the performance of the Company, provided you agree to and sign the attached Release.

Long-Term Incentive Program Stock Options

As of today, you have the following outstanding and exercisable (i.e., “vested”) stock options:

Grant Date    Option Shares Exercisable

June 2012         15,335
May 2013     3,689

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Since you are leaving Grace before attaining age 55, the options specified above will terminate three months after your last date of employment, in accordance with the applicable Stock Incentive Plan (and your related stock option agreement), unless you exercise before that date. This means that those options will terminate no later than on the close of business on December 31, 2014.

All other stock options you hold will expire, without becoming exercisable, on December 31, 2014.

Vacation Payment

Around the time of your last day of employment, you will be paid for unused vacation in the form of a single lump-sum payment, per the current Grace vacation policy in effect.

Mobile Phone

Following your last day of employment, Grace will permit you to keep your mobile phone and transfer your current mobile phone number to another service provider. You will be responsible for all service charges associated with such phone or phone number after October 15, 2014.

Career Transition Services

You will also be entitled to executive career transition services for 12 months, through Right Management (provided that you agree to and sign the Release mentioned above).

Indemnification

Pamela, after the cessation of your employment, Grace shall, to the extent permitted by applicable law, continue to indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as an officer or employee of Grace or any of its subsidiaries.

In addition, the Company will, of course, after the date you cease employment with Grace, continue to provide for your defense with respect to lawsuits involving Grace matters that have been initiated before that date, or that are initiated after that date but occurred during your employment with Grace

Assistance In Litigation Matters

Should your assistance be required to assist Grace with respect to any litigation, Grace will reimburse you for reasonable and necessary expenses (which term shall be interpreted in accordance with Grace practices with respect to its employees) that you incur as a result of such assistance. Grace will also compensate you for the time you spend on any such matters at a rate of $200/hour, provided that you submit invoices to Grace for your time and expenses; and provided further that Grace shall not compensate you for time you spend on any such matters during the period you are receiving severance payments from Grace.

Successors and Assigns

The promises made by you and by Grace in this letter and in the Release shall be binding upon and inure to the benefit of your assigns, heirs, executors, and administrators, and to the officers, directors, employees, agents, parents, affiliates, predecessors, successors, purchasers, assigns and representatives of Grace

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Please review this letter carefully. If it accurately conveys our understanding, then please sign where indicated below and return a signed copy to me.

If you have any questions, please give me a call. Pamela, thanks for your service to Grace.

Sincerely,

cc: M. A. Shelnitz
J. P. Forgach
Agreed:

/s/ Pamela K. Wagoner
Pamela K. Wagoner

September 30, 2014
Date

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SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereafter, the “Agreement”) is made and entered into this 30th day of September, 2014 (hereafter referred to as the “Effective Date”), by W. R. GRACE & CO.-Conn., its parent, subsidiaries, and affiliates, and each of its respective representatives, officers, directors, shareholders, managers, supervisors, employees, agents, heirs, assigns and successors (hereafter referred to collectively as “GRACE”) and PAMELA K. WAGONER and all of her agents, heirs, assigns and successors (hereafter referred to collectively as “EMPLOYEE”).
On the occasion of EMPLOYEE’s separation from employment with GRACE, the parties to this Agreement desire to settle fully and finally all matters and potential differences between them arising out of the EMPLOYEE’s employment with GRACE, and the termination of that employment. Therefore, in order to achieve this result, GRACE and EMPLOYEE agree to the following:
1.EMPLOYEE’s last date of employment with GRACE shall be September 30, 2014.
2.In consideration of the promises made by EMPLOYEE, subject to the paragraphs below, (i) GRACE will pay EMPLOYEE severance pay, equal to $502,500 (the amount equal to 1.5 times your current base salary), less any outstanding advances (and less appropriate tax withholdings), paid in the form of continued salary payments (i.e., in installments on regular U.S. salaried employee payroll dates); (ii) GRACE will pay EMPLOYEE a 2014 Annual Incentive Compensation Program award of $175,875, at the same time during 2015 that such bonuses are paid or scheduled to be paid to active GRACE employees; (iii) GRACE will permit EMPLOYEE to keep her company-issued mobile phone and phone number and transfer that number to her own

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service provider; and (iv) GRACE will provide EMPLOYEE with “executive” outplacement services through Right Management.
3.In consideration of the promises of GRACE, the EMPLOYEE (on her own behalf and on the behalf of her agents, heirs, personal representatives, and assigns) hereby releases and forever discharges GRACE from any and all claims, actions, demands and causes of action in law or in equity which EMPLOYEE may have had or may now have, which are based on or are in any way related to her employment with GRACE or the termination of that employment; the EMPLOYEE’s release of claims and actions includes, but is not limited to, actions arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, Title 20 of the State Government Article of the Maryland Code, and any and all actions EMPLOYEE may have had or may now have in tort, contract or under statutory or the common law.
4.EMPLOYEE further promises and agrees not to file, cause to be filed, or join in the filing in any federal, state or local court, any grievance, claim or action, as an individual or as a member of a class, relating to her employment or the termination of her employment with GRACE, and she waives any right to legal or equitable relief which might be claimed on her behalf by any class representative or government agency with respect to her employment with GRACE. Notwithstanding the foregoing, however, this agreement and covenant not to sue does not restrict EMPLOYEE'S right to initiate an action against GRACE under the Older Workers Benefit Protection Act (“OWBPA”) challenging the release of her claims or her covenant not to file a claim or lawsuit under the ADEA.
5.EMPLOYEE understands and agrees that this Agreement is confidential. EMPLOYEE agrees, unless otherwise required or permitted by applicable law, not to disclose the terms of this Agreement or the fact of its execution to any person, including but not limited to, current GRACE employees, the media, prospective employers, private or public entities, or other

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individuals or entities, without the advance written consent of GRACE. This confidentiality provision does not apply to EMPLOYEE’s immediate family, attorney or tax advisor, so long as these excepted individuals are notified of this provision and agree to not further disclose the terms of the Agreement in accordance with the terms of this provision.
6.(a)    EMPLOYEE agrees not to make any remarks, whether written or oral, including through electronic transmission such as e-mail or Internet, that may negatively reflect upon GRACE, its officers, directors, employees, customers or business, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of GRACE or any of its officers, directors, or employees. EMPLOYEE agrees not to make such negative remarks regardless of whether EMPLOYEE believes such remarks to be true or whether they are, in fact, true. EMPLOYEE understands and agrees that EMPLOYEE’s obligations as described in this paragraph take effect immediately upon termination of EMPLOYEE‘s employment and will remain in effect even after the expiration of the period that EMPLOYEE receives severance pay under the Grace Severance Program.
(b)GRACE agrees that the Grace Leadership Team shall not make any remarks, whether written or oral, including through electronic transmission such as e-mail or internet, that may negatively reflect upon EMPLOYEE. GRACE agrees that the Grace Leadership Team shall not to make such negative remarks regardless of whether any of them believe such remarks to be true or whether they are, in fact, true. GRACE understands and agrees that its obligations as described in this paragraph take effect immediately upon termination of EMPLOYEES’s employment and will remain in effect even after the expiration of the period that EMPLOYEE receives severance pay under the Grace Severance Plan.
7.EMPLOYEE agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render EMPLOYEE a prevailing party for any reason, including but not limited to an award of attorneys’ fees, expenses or costs under any statute or otherwise.

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8.EMPLOYEE acknowledges that GRACE has made no representations regarding the tax consequences of this Agreement. EMPLOYEE understands that GRACE will deduct from the payments referenced in Paragraph 2 applicable federal income tax withholding and all other lawful deductions including, but not limited to, ordinary employment taxes (as well as employee-paid premiums for benefits), and will report the payments referenced in Paragraph 2 to the Internal Revenue Service on Form W-2.
9.In the event that any party to this Agreement is forced to institute legal proceedings for breach of the terms of this Agreement, it is agreed that any trial shall be without a jury, venue shall be in Maryland, this Agreement shall be interpreted in accordance with the laws of the State of Maryland, and the prevailing party in any action shall be entitled to its costs, including reasonable attorneys’ fees.
10.EMPLOYEE is hereby advised to consult with an attorney of her own choice prior to and in connection with the execution of this Agreement and EMPLOYEE acknowledges that she has been advised to consult with an attorney of her own choice prior to and in connection with the execution of this Agreement.
11.EMPLOYEE agrees that she has been informed that she has the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering into this Agreement. EMPLOYEE also understands that she has the right to revoke this Agreement for a period of seven (7) days following its execution by providing written notice of revocation to: Fred Festa. Should EMPLOYEE revoke this Agreement, EMPLOYEE understands that she shall not be entitled to any of the benefits specified under Paragraph 2 above.
12.This Agreement shall not be construed as, or deemed to be, evidence of an admission of any liability whatsoever on the part of GRACE or any of its officers, directors, employees or agents.
13.No statements, promises or understandings of any party may alter the plain meaning of the terms of this Agreement.

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14.The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the OWBPA, it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.
15.Except as provided in the second sentence of this paragraph and the letter agreement from Fred Festa to EMPLOYEE dated the date hereof, this Agreement sets forth the entire Agreement and understanding of EMPLOYEE and GRACE concerning the subject matter of this Agreement, and supersedes all prior discussions, agreements, arrangements and understandings concerning such subject matter. Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not supersede, but is in addition to, any non-competition or confidentiality agreement or understanding between EMPLOYEE and GRACE. The rights and remedies of GRACE under this Agreement are independent of, and separate and distinct from, its rights and remedies under any such other agreement or understanding, and no default or termination under any such other agreement or understanding shall in any way affect the obligations of EMPLOYEE or the rights and remedies of GRACE under this Agreement.     Intending to be legally bound, the parties execute this Separation Agreement and General Release by their signatures below.

/s/ Pamela K. Wagoner
EMPLOYEE

September 30, 2014
Date

W. R. GRACE & CO.-CONN.
By: /s/ Alfred E. Festa
September 30, 2014
Date

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